                                                                      EXHIBIT 11

                   STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
             STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
                (Amounts In Thousands, Except Per Share Amounts)
                                   (UNAUDITED)


                                                                  Three Months Ended                 Nine Months Ended
                                                                     September 30,                     September 30,
                                                               -------------------------         -------------------------
                                                                  1999           1998              1999             1998

Shares of common stock outstanding at
  beginning of period (1)                                         6,946            6,935            6,943            6,920

Weighted-average shares issued during the period                   --                  3                3               16
                                                               --------         --------         --------         --------
Actual weighted average share outstanding
  for the period                                                  6,946            6,938            6,946            6,936

Dilutive stock options and warrants using
  average market price                                             --               --               --               --
                                                               --------         --------         --------         --------

Dilutive shares outstanding                                       6,946            6,938            6,946            6,936
                                                               ========         ========         ========         ========

Net loss                                                       $ (5,761)        $ (3,805)        $(14,373)        $ (8,133)
                                                               ========         ========         ========         ========

Loss per share - basic and dilutive                            $  (0.83)        $  (0.55)        $  (2.07)        $  (1.17)
                                                               ========         ========         ========         ========


(1) This represents total outstanding shares of common stock less treasury shares.

See Notes to Consolidated Financial Statements.